Exhibit 99.01

Inspyr Broadens Intellectual Property Portfolio with

New Patent Issued on Methods for Producing Cancer Compounds

WESTLAKE VILLAGE, CA (October 20, 2016) – Inspyr Therapeutics, Inc. (OTCQB:NSPX), a biotech company developing a novel prodrug therapeutic for the treatment of cancer, announced that the United States Patent and Trademark Office (USPTO) recently issued patent 9,446,141 B2 “Methods of Producing Cancer Compounds.” Inspyr’s patent portfolio includes the commercial form and the proprietary methods for manufacturing the Company’s lead therapy Mipsigargin, a novel prodrug for the treatment of cancer. This new patent covers the methods for producing Mipsagargin (G-202) and is a key component to protecting the Company’s exclusive right to manufacture Mipsagargin. This patent expands Mipsagargin’s coverage through 2034.

“Our proprietary production methods included under this new patent add another layer of strength to our intellectual property portfolio,” commented Chris Lowe, Inspyr’s President and Chief Executive Officer. “Our team is focused on building a development program which meets the needs of patients.”

Founded upon patents exclusively licensed from Johns Hopkins University, Inspyr has strategically expanded its portfolio to include 15 issued U.S. patents and more than 40 pending applications worldwide, focused on the U.S., Europe, and Asia Pacific.

About Inspyr Therapeutics

Inspyr Therapeutics, Inc. is developing a novel technology platform that combines a powerful therapeutic (thapsigargin) with a patented prodrug delivery system that targets the release of drugs within solid tumors. Mipsagargin, its lead drug candidate, has been studied in a Phase 2 clinical trial in patients with advanced hepatocellular carcinoma (liver cancer) and has been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in this indication. Mipsagargin is currently being evaluated in Phase 2 clinical studies in patients with glioblastoma (brain cancer), prostate cancer, and clear cell renal cancer. For additional information on Inspyr Therapeutics, visit www.inspyrtx.com.

Cautionary Statement Regarding Forward-Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of Inspyr's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of Inspyr’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in Inspyr's periodic reports filed with the Securities and Exchange Commission.

Contact:

Tim Tennant

Inspyr Therapeutics, Inc.

310-384-9991

ttennant@inspyrtx.com

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